                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders of
Vail Banks, Inc.:

        We consent to incorporation by reference in the registration statement (No. 333-42636) on Form S-8 of Vail Banks, Inc. of our report relating to the consolidated balance sheet of Vail Banks, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-KSB of Vail Banks, Inc.



/s/ KPMG LLP



Denver, Colorado
April 13, 2001